Filed pursuant to Rule 433
dated August 3, 2010
Relating to
Preliminary Pricing Supplement dated August 3, 2010 to
Prospectus Supplement dated November 18, 2009 and
Prospectus dated November 26, 2008
Registration Statement No. 333-155732

Pricing Term Sheet for 3.50% Secured Medium-Term Notes, Series G due 2020

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series G

Issuer: Public Service Electric and Gas Company	Redemption: As specified in Preliminary Pricing
Trade Date: August 3, 2010	Supplement dated August 3, 2010. Make Whole to be
Original Issue Date/Settlement Date: August 6, 2010	determined at a discount rate equal to the Treasury
Principal Amount: $250,000,000	Rate plus 10 basis points (0.10%).
Price to Public: 99.748% of Principal Amount, plus	Maturity Date: August 15, 2020
accrued interest, if any, from August 6, 2010 if	CUSIP: 74456QAX4
settlement occurs after that date	Joint Book-Running Managers:
Interest Rate: 3.50% per annum	Scotia Capital (USA) Inc. ($87,500,000)
Interest Payment Dates: February 15 and August 15,	Wells Fargo Securities, LLC ($87,500,000)
commencing February 15, 2011	Co-Managers:
Banc of America Securities LLC ($25,000,000)
J.P. Morgan Securities Inc. ($25,000,000)
RBS Securities Inc. ($25,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Scotia Capital (USA) Inc. toll free at 1-800-372-3930 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.